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(LOGO) NEWS                                                        EXHIBIT 99.1

SERVICE CORPORATION INTERNATIONAL           P.O. BOX 130548, 1929 ALLEN PARKWAY
                                            HOUSTON, TEXAS 77219-0548
                                            713/522-5141
                                            LISTED: NYSE/TICKER SYMBOL: SRV

FOR IMMEDIATE RELEASE

                  SERVICE CORPORATION INTERNATIONAL CONSIDERS
                   PURCHASE OF MINORITY SHARES OF SCI CANADA

HOUSTON, TEXAS, May 18, 1995...Service Corporation International (SCI) and Service Corporation International (Canada) Limited (SCIC) jointly announced today that SCI is considering a transaction whereby the shareholders of SCIC (excluding SCI) will be given the opportunity to sell their shares of SCIC to SCI for $21.50 (Canadian) per share in cash. If such transaction is completed, SCIC will become a wholly-owned subsidiary of SCI.

SCI owns 7 million shares of SCIC, or approximately 69 percent of the 10,193,069 shares outstanding reported by SCIC on April 3, 1995. SCIC shares closed on May 17, 1995 at $19.00 (Canadian), near the stock's all time high of $19.75 (Canadian). Since the beginning of 1995, the stock has closed at an average price of $16.62 (Canadian).

A special committee of SCIC directors who are independent of SCI will be appointed to consider any such proposal and to report to the entire board. It is expected that the committee will retain its own independent financial advisor to prepare a formal valuation of the SCIC shares. Following review by the committee and the board, any such transaction would be subject to approval

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SCI/SCIC - Page 2

by the shareholders of SCIC (including separate approval by shareholders other than SCI). SCI will not make a final determination to proceed with any transaction until the valuation of SCIC has been completed and other key terms have been settled with the SCIC Board of Directors.

SCIC currently owns and operates 74 funeral homes and three cemeteries in British Columbia, Alberta, Ontario and Quebec. The company is traded under the ticker symbol SVK on the Toronto Stock Exchange.

Service Corporation International is the largest funeral and cemetery service organization in the world. With 1,524 funeral homes, 238 cemeteries and 102 crematories on March 31, 1995, SCI affiliates currently provide funeral and cemetery services in over 1,100 cities throughout the United States, Canada, Australia and the United Kingdom. SCI's stock is traded on the New York Stock Exchange. The company's ticker symbol is SRV.

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For additional information contact:

SERVICE CORPORATION INTERNATIONAL:
George Champagne or Todd Matherne (Investor) 713-525-5546
Bill Barrett (Media) 713-525-5497

SERVICE CORPORATION INTERNATIONAL (CANADA) LIMITED:
Jack Gordon 604-294-9338